Exhibit 99.3

BitMine Immersion (BMNR) Announces ETH Holdings Reaching 3.6 Million Tokens and Release of November Chairman’s Message

November Chairman’s message discusses 5 factors driving the 4-year crypto price cycle and why 2026 is unlikely this cycle’s peak

November Chairman’s message also discusses how tokenization of assets on Ethereum blockchain is a massive unlock for innovation and factor investing

BitMine Crypto + Cash Holdings + “Moonshots” total $11.8 billion, including 3.6 million ETH tokens, unencumbered cash of $607 million, and other crypto holdings

BitMine now owns 2.9% of the ETH token supply, passing the halfway point as it moves towards the ‘Alchemy of 5%’

BitMine leads crypto treasury peers by both the velocity of raising crypto NAV per share and by the high trading liquidity of BMNR stock

BitMine is the 48th most traded stock in the US, trading $1.4 billion per day (5-day avg)

BitMine remains supported by a premier group of institutional investors including ARK’s Cathie Wood, MOZAYYX, Founders Fund, Bill Miller III, Pantera, Kraken, DCG, Galaxy Digital and personal investor Thomas “Tom” Lee to support BitMine’s goal of acquiring 5% of ETH

LAS VEGAS, November 17, 2025 /PRNewswire/ — (NYSE AMERICAN: BMNR) BitMine Immersion Technologies (“BitMine” or the “Company”) a Bitcoin and Ethereum Network Company with a focus on the accumulation of crypto for long term investment, today announced BitMine crypto + cash + “moonshots” holdings totalling $11.8 billion.

As of November 16th at 7:30pm ET, the Company’s crypto holdings are comprised of 3,559,879 ETH at $3,120 per ETH (Bloomberg), 192 Bitcoin (BTC), $37 million stake in Eightco Holdings (NASDAQ: ORBS) (“moonshots”) and unencumbered cash of $607 million.

“Crypto prices have not recovered since the liquidation event on Oct 10th. And the lingering weakness has the hallmarks of a market maker (or two) suffering from a crippled balance sheet,” said Thomas “Tom” Lee of Fundstrat, Chairman of BitMine. “When a market maker has a ‘hole’ on their balance sheet, they are seeking to raise capital and are reducing their liquidity functions in the market. This is the equivalent of QT (quantitative tightening) for crypto and has the effect of dampening prices. In 2022, this QT effect lasted for 6-8 weeks. And this is probably happening today.”

BitMine crypto holdings reigns as the #1 Ethereum treasury and #2 global treasury, behind Strategy Inc. (MSTR), which owns 641,692 BTC valued at $61 billion. BitMine remains the largest ETH treasury in the world.

“But we do not believe crypto prices have peaked for this ‘cycle’ and this is covered in our November Chairman’s message,” continued Lee. “We look at five explanations for the crypto price cycle and conclude that two have important explanatory value. Both of these suggest a crypto cycle top likely 12-36 months away. Yes. This is a break from past cycle behavior.”

Finally, Ethereum continues to see tailwinds fundamentally from the upcoming Fusaka upgrade, to the continued surge in stablecoins and now the advancement of tokenization of stocks, bonds and real estate on ethereum.

“Tokenization is a major unlock for asset markets as it is more than just fractionalization or 24/7 liquidity. It is the innovation driven by factorization of an asset by time, product or geography. This in turn will provide great market transparency for issuers and investors,” states Mr. Lee. This is discussed in this November Chairman’s message.

The GENIUS Act and SEC’s Project Crypto are as transformational to financial services in 2025 as US action on August 15, 1971 ending Bretton Woods and the USD on the gold standard 54 years ago. This 1971 event was the catalyst for the modernization of Wall Street, creating the iconic Wall Street titans and financial and payment rails of today. These proved to be better investments than gold.

BitMine is now one of the most widely traded stocks in the US. According to data from Fundstrat, the stock has traded average daily dollar volume of $1.4 billion (5-day average, as of Nov 14, 2025), ranking #48 in the US, behind AbbVie Inc. (rank #47) and ahead of DoorDash Inc (rank #49) among 5,704 US-listed stocks (statista.com and Fundstrat research).

“In the aftermath of crypto’s largest ever single day deleveraging event on October 10th, crypto trading volumes are still recovering, which also affect crypto equities. The fourth quarter is seasonally strong for crypto and equity price, and historically encourages investors to increase ‘open interest’ and therefore, associated trading volumes should improve in coming weeks. BitMine continues to attract institutional investor capital as our high liquidity is appealing. The combined trading volume share of BitMine and MSTR is now 88% of all global DAT trading volume. We continue to lead our crypto treasury peers by both the velocity of raising crypto NAV per share and by the high trading liquidity of our stock,” said Lee.

The company recently released a corporate presentation, which can be found here: https://bitminetech.io/investor-relations/

The Chairman’s message can be found here: https://www.bitminetech.io/chairmans-message

To stay informed, please sign up at: https://bitminetech.io/contact-us/

About BitMine

BitMine is a Bitcoin and Ethereum Network Company with a focus on the accumulation of Crypto for long term investment, whether acquired by our Bitcoin mining operations or from the proceeds of capital raising transactions. Company business lines include Bitcoin Mining, synthetic Bitcoin mining through involvement in Bitcoin mining, hashrate as a financial product, offering advisory and mining services to companies interested in earning Bitcoin denominated revenues, and general Bitcoin advisory to public companies. BitMine’s operations are located in low-cost energy regions in Trinidad; Pecos, Texas; and Silverton, Texas.

For additional details, follow on X:

https://x.com/bitmnr

https://x.com/fundstrat

https://x.com/bmnrintern

Forward Looking Statements

This press release contains statements that constitute “forward-looking statements.” The statements in this press release that are not purely historical are forward-looking statements which involve risks and uncertainties. This document specifically contains forward-looking statements regarding progress and achievement of the Company’s goals regarding ETH acquisition and staking, the long-term value of Ethereum, continued growth and advancement of the Company’s Ethereum treasury strategy and the applicable benefits to the Company. In evaluating these forward-looking statements, you should consider various factors, including BitMine’s ability to keep pace with new technology and changing market needs; BitMine’s ability to finance its current business, Ethereum treasury operations and proposed future business; the competitive environment of BitMine’s business; and the future value of Bitcoin and Ethereum. Actual future performance outcomes and results may differ materially from those expressed in forward-looking statements. Forward-looking statements are subject to numerous conditions, many of which are beyond BitMine’s control, including those set forth in the Risk Factors section of BitMine’s Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on April 3, 2025, as well as all other SEC filings, as amended or updated from time to time. Copies of BitMine’s filings with the SEC are available on the SEC’s website at www.sec.gov. BitMine undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

SOURCE BitMine Immersion Technologies, Inc.

MEDIA CONTACT:

Marcy Simon

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